Exhibit 5.01

[ALLEN & GLEDHILL LETTERHEAD]

29 September 2004

Flextronics international Ltd.
2 Changi South Lane
Singapore 468123

Dear Sirs

Registration Statement on Form S-8 of Flextronics International Ltd. (the “Company”)

1.	At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about 29 September 2004 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of:-

(a)	20,000,000 ordinary shares of S$0.01 each in the capital of the Company (“Ordinary Shares”) subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options granted under the Company’s 2001 Equity Incentive Plan (the “2001 EIP”);

(b)	1,000,000 Ordinary Shares subject to issuance by the Company upon the valid exercise of purchase rights represented by outstanding share options granted under the Company’s 1997 Employee Share Purchase Plan (the “1997 ESPP”); and

(c)	a total of 1,660,927 Ordinary Shares previously reserved for issuance under:-

(i)	the 1997 Interim Option Plan;

(ii)	the 1998 Interim Option Plan;

(iii)	the 1999 Interim Option Plan:

(iv)	the Palo Alto Products International Pte Ltd 1996 Share Option Plan;

(v)	the Chatham Technologies, Inc. Stock Option Plan;

(vi)	the 1997 Stock Option Plan of Chatham Technologies, Inc.; and

A list of the partners and their professional qualifications is open to inspection at the above office.

(vii)	the IEC Holdings Limited 1997 Share Option Scheme,

     (collectively the “Option Shares").

2.	As your Singapore counsel, we have examined the following:-

(a)	a copy of the resolutions of the shareholders of the Company passed at the Annual General Meeting of the Company held on 23 September 2004 in PDF format (the “Company’s Resolutions”) as provided to us by Fenwick & West LLP by electronic mail on 29 September 2004 relating to the authorisation for the issue of and allotment and issue of the ordinary shares in the capital of the Company;

(b)	a copy of the resolutions of the Board of Directors of the Company passed on 9 September 1997 and 6 August 2001 (the “Company’s Board Resolutions”); and

(c)	the procedures (as set out in the terms of the 1997 ESPP and the 2001 EIP and as set out in the resolutions passed by the Board of Directors of the Company on 29 May 2001 and 12 December 2001) taken by the Company in connection with the allotment and issuance of Ordinary Shares arising from the exercise of the purchase rights, or as the case may be, subscription rights represented by outstanding share options granted under the 1997 ESPP and the 2001 EIP (the “Company’s Allotment Procedures”).

3.	We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

4.	Based on the foregoing and assuming that:-

(a)	the exercise price, or as the case may be, purchase price payable to the Company for each Option Share issued pursuant to the exercise of the purchase rights, or as the case may be, subscription rights represented by outstanding share options granted under the 1997 ESPP and the 2001 EIP is not less than the nominal or par value of the Option Share;

(b)	the total issued and paid-up share capital of the Company consequent upon the issue of the Option Shares from time to time will not exceed the authorised share capital of the Company at any time;

(c)	there shall be subsisting a valid authority given to the Board of Directors of the Company pursuant to Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Option Shares at the time of the issue of the Option Shares;

(d)	the Board of Directors of the Company shall before the issue of the Option Shares resolve to approve the allotment and issue by the Company of the Option Shares in accordance with the terms of the 1997 ESPP and the 2001 EIP upon the exercise of the purchase rights, or as the case may be, subscription rights represented by the outstanding share options granted under the 1997 ESPP and the 2001 EIP;

(e)	that copies of the Company’s Resolutions and the Company’s Board Resolutions submitted to us for examination are true, complete and up-to-date copies and that the Company’s Resolutions and the Company’s Board Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Company’s Resolutions and the Company’s Board Resolutions; and

(f)	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents of all copies or other specimen documents submitted to us,

we are of the opinion that the Option Shares allotted and issued by the Company (i) upon the exercise of the purchase rights, or as the case may be, subscription rights represented by outstanding share options granted under the 1997 ESPP and the 2001 EIP in accordance with their respective terms against full payment of the applicable exercise price, (ii) pursuant to the Company’s Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Option Shares, will be legally issued, fully-paid and non-assessable.

5.	For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Option Shares to be issued means under Singapore law that holders of such Option Shares, having fully paid up all amounts due on such Option Shares as to nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Option Shares.

6.	We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement.

Yours faithfully